Exhibit n

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 21, 2021 with respect to the financial statements of Nuveen Variable Rate Preferred & Income Fund, included herein, and to the references to our firm under the headings “Legal Opinions and Experts” in the Prospectus and “Experts” in the Statement of Additional Information, filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

December 15, 2021